Exhibit 4.5

STOCK CERTIFICATE

Common Stock Par value $0.0001	Number of Shares: ****0****

GTY Govtech, Inc.

INCORPORATED UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS

This certifies that [Name] is the owner of [Number of Shares] fully paid and non-assessable shares of the common stock of GTY Govtech, Inc. (hereinafter called the “Corporation”) transferable on the books of the Corporation in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby, are issued and shall be held subject to all of the provisions of the Articles of Incorporation, as amended, and the Bylaws, as amended, of the Corporation, to all of which each holder, by acceptance hereof, assents.

The Corporation is authorized to issue and sell more than one class or series of stock. The Corporation will furnish, without charge, to each stockholder who so requests in writing a summary of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock of the Corporation and the qualifications, limitations or restrictions of such powers, preferences or rights, and the variations in powers, preferences or rights and limitations determined for each series which are fixed by the Articles of Incorporation, as amended, the Bylaws, as amended, and the resolutions of the Board of Directors of the Corporation and the authority of the Board of Directors to determine such variations for future series. Such request may be made in writing to the office of the Secretary of the Corporation or the Transfer Agent.

IN WITNESS THEREOF, the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers are set forth herein.

Treasurer or Assistant Treasurer	President or Vice President